Exhibit 10.24
POWERSECURE INTERNATIONAL, INC.
Summary Sheet of Compensation of Non-Employee Directors

Cash Retainer:	$3,000 per month

Board Chairman Fees:	$15,000 per year

Committee Chairman Fees:	$7,500 per year

Meeting Fees:	$1,500 per meeting of a Committee of the Board, provided that only one meeting fee is payable per day, regardless of how many meetings are held on that day

Restricted Stock Grants:	Upon initial election or appointment, $100,000 in fair market value (based upon the average closing sale price of the Common Stock for the 12 months preceding the date of grant, as reported on its principal trading stock exchange or market) of restricted shares of Common Stock, vesting in three equal annual installments commencing on the first anniversary of the date of election or appointment

For continuing directors, on an annual basis on the date of each Annual Meeting of Stockholders, $50,000 in fair market value (based upon the closing sale price of the Common Stock as reported on its principal stock trading exchange or market on the date of grant) of restricted shares of Common Stock, vesting in four equal quarterly installments commencing three months after the date of grant